Exhibit 99.2

W&T Offshore, Inc. Announces Launch of $625 Million Offering of Senior Second Lien Notes

HOUSTON, Sept. 27, 2018 /PRNewswire/ — W&T Offshore, Inc. (NYSE: WTI) (“W&T Offshore”) today announced that, subject to market conditions, it intends to offer $625 million in aggregate principal amount of senior second lien notes due 2023 (the “Notes”) in a private placement to eligible purchasers.

W&T Offshore intends to use the net proceeds of this offering, together with borrowings from a proposed amended revolving bank credit facility and cash on hand, to (i) repay and retire its outstanding 11.00% 1.5 Lien Term Loan and 9.00% Second Lien Term Loan and (ii) redeem or repurchase in full all of its outstanding 8.500% Senior Unsecured Notes due 2019, 9.00%/10.75% Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Third Lien PIK Toggle Notes due 2021. In connection with this offering, W&T Offshore has obtained a commitment letter from three commercial banks for a proposed amended revolving bank credit facility with initial bank lending commitments and borrowing base of $250 million that is expected to close concurrently with the closing of this offering of Notes.

The Notes to be offered have not been registered under the Securities Act of 1933 as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to qualified institutional buyers in the United States under Rule 144A and to non-U.S. investors outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the company’s daily production is derived from wells it operates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:	Lisa Elliott	Janet Yang
	Dennard Lascar Investor Relations	VP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326